Guardant Health Reports Third Quarter 2018 Financial Results
Revenue growth of 95% over prior year period
REDWOOD CITY, Calif. November 19, 2018 – Guardant Health, Inc. (Nasdaq:GH), a leading precision oncology company focused on helping conquer cancer globally through use of its proprietary blood tests, vast data sets and advanced analytics, today reported financial results for the third quarter ended September 30, 2018.
Recent Highlights

•	Revenues of $21.7 million for the third quarter of 2018, representing a 95% increase over the third quarter of 2017

•	Reported 7,027 tests to clinical customers and 2,505 tests to biopharmaceutical customers in the third quarter, representing increases of 14% and 67% respectively, over the third quarter 2017

•	Lung cancer study published in JAMA Oncology demonstrated Guardant360 outperformed tissue biopsy alone in identification of targetable mutations

•
Awarded Medicare coverage for the Guardant360 assay in non-small cell lung cancer through a local coverage determination from Palmetto GBA, a Medicare Administrative Contractor; successfully received first payment

•	Completed initial public offering, raising approximately $249.5 million of net proceeds, after underwriting fees and other expenses
“Our third quarter accomplishments reflect the ongoing strength of our business,” said Helmy Eltoukhy, PhD, Chief Executive Officer. “We are continuing to build proof points for a blood-first paradigm ahead of traditional tissue genotyping, as demonstrated by the study from the University of Pennsylvania which was recently published in JAMA Oncology.”
“In addition, we are pleased with the successful completion of our IPO,” continued Dr. Eltoukhy.  “We are grateful for the support of our investors who participated in the offering, and we are focused on the creation of long-term shareholder value through unprecedented access to cancer’s molecular information throughout all stages of the disease.”
Third Quarter 2018 Financial Results
Revenue was $21.7 million in the three months ended September 30, 2018, a 95% increase from $11.1 million in the three months ended September 30, 2017.  Precision oncology revenue increased 78% driven by higher testing volume and increases in revenue per test. Tests for clinical customers increased 14% (after excluding tests in the third quarter of 2017 from a customer that began processing tests in-house in March 2018 based on a joint development agreement) and tests for biopharmaceutical customers increased 67%.
Gross profit, or total revenue less cost of precision oncology testing and cost of development services, was $11.6 million for the third quarter of 2018, an increase of $9.1 million from $2.5 million in the corresponding prior year period.  Gross margin, or gross profit divided by total revenue, was 53.7%, as compared to 22.2% in the corresponding prior year period.
Operating expenses were $35.8 million for the third quarter of 2018, as compared to $31.1 million in the corresponding prior year period, an increase of 15%.
Net loss attributable to Guardant Health, Inc. common stockholders was $24.5 million in the third quarter of 2018, as compared to $33.3 million in the corresponding period of the prior year. Net loss per share attributable to Guardant Health, Inc. common stockholders was $1.94 in the third quarter of 2018, as compared to $2.76 in the corresponding period of the prior year.
Cash, cash equivalents and marketable securities were $274.3 million as of September 30, 2018. In October 2018, Guardant completed an initial public offering, raising approximately $249.5 million net of underwriting fees and other expenses.
2018 Financial Guidance
Guardant Health expects full year 2018 revenue to be in the range of $82.0 million to $84.0 million.
Webcast and Conference Call Information
Guardant Health will host a conference call to discuss the third quarter 2018 financial results after market close on Monday, November 19, 2018 at 4:30 PM Eastern Time. The conference call can be accessed live over the phone (866) 417-5537 for U.S. callers or (409) 217-8233 for international callers (Conference ID: 9156645). The webcast can be accessed at http://investors.guardanthealth.com.

About Guardant Health
Guardant Health is a leading precision oncology company focused on helping conquer cancer globally through use of its proprietary blood tests, vast data sets and advanced analytics. Its Guardant Health Oncology Platform is designed to leverage its capabilities in technology, clinical development, regulatory and reimbursement to drive commercial adoption, improve patient clinical outcomes and lower healthcare costs. In pursuit of its goal to manage cancer across all stages of the disease, Guardant Health has launched multiple liquid biopsy-based tests, Guardant360 and GuardantOMNI, for advanced stage cancer patients, which fuel its development programs for recurrence and early detection, LUNAR-1 and LUNAR-2, respectively. Since its launch in 2014, Guardant360 has been used by more than 5,000 oncologists, over 40 biopharmaceutical companies and all 27 of the National Comprehensive Cancer Network centers.
Forward Looking Statements
This press release contains forward-looking statements, including statements regarding Guardant Health's expected financial results for the year ended December 31, 2018, which involve risks and uncertainties that could cause Guardant Health’s actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions, and actual outcomes and results could differ materially from these statements due to a number of factors. These and additional risks and uncertainties that could affect Guardant Health’s financial and operating results and cause actual results to differ materially from those indicated by the forward-looking statements made in this press release include those discussed under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operation" and elsewhere in its Quarterly Report for the period ended September 30, 2018 filed with the Securities and Exchange Commission (the "SEC") relating to its Registration Statement on Form S-1 and in its other reports filed with the SEC. The forward-looking statements in this press release are based on information available to Guardant Health as of the date hereof, and Guardant Health disclaims any obligation to update any forward-looking statements provided to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as required by law. These forward-looking statements should not be relied upon as representing Guardant Health’s views as of any date subsequent to the date of this press release.
Investor Contact:
Lynn Lewis or Carrie Mendivil
investors@guardanthealth.com

Guardant Health, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenue:
Precision oncology testing	$18,298	$10,253	$50,311	$27,927
Development services	3,394	879	7,455	1,913
Total revenue	21,692	11,132	57,766	29,840
Costs and operating expenses:
Cost of precision oncology testing (1)(2)	9,671	7,603	27,222	20,928
Cost of development services	380	1,058	2,041	1,542
Research and development expense (1)(2)	14,253	7,246	34,062	17,442
Sales and marketing expense (1)(2)	13,464	7,808	36,351	22,941
General and administrative expense (1)(2)	8,129	16,095	23,645	27,982
Total costs and operating expenses	45,897	39,810	123,321	90,835
Loss from operations	(24,205)	(28,678)	(65,555)	(60,995)
Interest income	958	657	2,932	1,222
Interest expense	(304)	(303)	(952)	(2,398)
Loss on debt extinguishment	—	—	—	(5,075)
Other income (expense), net	43	(266)	4,587	(915)
Loss before provision for income taxes	(23,508)	(28,590)	(58,988)	(68,161)
Provision for income taxes	—	—	3	—
Net loss	(23,508)	(28,590)	(58,991)	(68,161)
Fair value adjustment of redeemable noncontrolling interest	(950)	—	(950)	—
Net loss attributable to Guardant Health, Inc.	$(24,458)	$(28,590)	$(59,941)	$(68,161)
Deemed dividend related to repurchase of Series A convertible preferred stock	—	(4,716)	—	(4,716)
Deemed dividend related to change in conversion rate of Series D convertible preferred stock	—	—	—	(1,058)
Net loss attributable to Guardant Health, Inc. common stockholders	$(24,458)	$(33,306)	$(59,941)	$(73,935)
Net loss per share attributable to Guardant Health, Inc. common stockholders, basic and diluted	$(1.94)	$(2.76)	$(4.87)	$(5.76)
Weighted-average shares used in computing net loss per share attributable to Guardant Health, Inc. common stockholders, basic and diluted	12,582	12,073	12,300	12,831

(1)     Amounts include stock-based compensation expense as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Cost of precision oncology testing	$112	$(25)	$254	$104
Research and development expense	617	17	1,035	307
Sales and marketing expense	428	(526)	1,061	14
General and administrative expense	674	1,342	1,938	1,673
Total stock-based compensation expenses	$1,831	$808	$4,288	$2,098
(2)     Amounts include compensation expenses associated with repurchase of common stock as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Cost of precision oncology testing	$—	$72	$—	$72
Research and development expense	—	250	—	250
Sales and marketing expense	—	659	—	659
General and administrative expense	—	9,672	157	9,672
Total compensation expense associated with repurchase of common stock	$—	$10,653	$157	$10,653

 Guardant Health, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)
(unaudited)

	September 30, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$113,957	$72,280
Short-term marketable securities	157,385	149,040
Accounts receivable	14,640	12,787
Inventory	7,075	7,287
Prepaid expenses and other current assets	4,024	1,541
Total current assets	297,081	242,935
Long-term marketable securities	2,963	73,254
Property and equipment, net	30,318	16,036
Capitalized license fees	8,044	8,739
Deferred offering costs	4,257	—
Other assets	1,936	1,974
Total Assets	$344,599	$342,938
LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,081	$4,998
Accrued compensation	7,430	4,911
Accrued expenses	7,482	6,406
Capital lease, current	102	199
Deferred revenue	3,955	3,113
Total current liabilities	32,050	19,627
Capital lease, net of current portion	137	460
Deferred rent, net of current portion	7,623	6,537
Obligation related to royalty	7,446	7,708
Other long-term liabilities	206	—
Total Liabilities	47,462	34,332
Redeemable noncontrolling interest	41,950	—
Stockholders’ equity:
Convertible preferred stock, par value of $0.00001 per share; 80,104,464 shares authorized as of September 30, 2018 (unaudited) and December 31, 2017; 78,627,369 shares issued and outstanding as of September 30, 2018 (unaudited) and December 31, 2017 with aggregate liquidation preference of $501,410 as of September 30, 2018 (unaudited)	499,974	499,974
Common stock, par value of $0.00001 per share; 111,853,396 shares authorized as of September 30, 2018 (unaudited) and December 31, 2017; 13,002,822 and 11,896,882 shares issued and outstanding as of September 30, 2018 (unaudited) and December 31, 2017	—	—
Additional paid-in capital	11,421	4,900
Accumulated other comprehensive loss	(531)	(532)
Accumulated deficit	(255,677)	(195,736)
Total Stockholders’ Equity	255,187	308,606
Total Liabilities, Redeemable Noncontrolling Interest and Stockholders’ Equity	$344,599	$342,938